EXHIBIT 99.1


[GRAPHIC OMITTED][GRAPHIC OMITTED]                     Made2Manage Systems, Inc.
                                                       9002 Purdue Road
                                                       Indianapolis, IN 46268

                                                       PH 317.532.7000
                                                       FX 317.872.6454

FOR IMMEDIATE RELEASE

Contact: Jim Badger
         (317) 532-7048
         jbadger@made2manage.com


   MADE2MANAGE SYSTEMS NAMES MANUFACTURING EXECUTIVE TO ITS BOARD OF DIRECTORS


INDIANAPOLIS, JULY 19, 2001 - Made2Manage Systems Inc. (Nasdaq: MTMS), a leading provider of enterprise business systems for small and midsize manufacturers, today announced Rudolf J. Herrmann, president and chief executive officer of Dover Resources Inc., a $900-million wholly owned subsidiary of publicly held Dover Corporation (NYSE: DOV), was named to the Made2Manage Systems' board of directors.

Dover Resources' twenty diversified industrial companies manufacture a variety of products including pumps, valves, compressor components, oil and gas production equipment, fluid handling devices, modular factory automation equipment, and a variety of other equipment. Herrmann was named president and CEO of Dover Resources in May 1993. Under his leadership, the company has more than doubled in size.

"We are pleased to welcome Rudy Herrmann to our board," said Dave Wortman, Made2Manage Systems CEO, "Rudy is known for consistently applying progressive manufacturing methodologies and practices to basic industrial companies. We believe his experience in world-class manufacturing and quality management will help Made2Manage Systems continue to serve our diverse small and midsize manufacturing market."


Prior to being named President and CEO, Herrmann held other executive positions with Dover, including president of the Rotary Lift Division where he led the revitalization of that market-leading manufacturer of automotive lift equipment through the successful implementation of world-class manufacturing principles. Herrmann was president of Texas Hydraulics, a Temple, Texas-based manufacturer of hydraulic cylinders when the company was acquired by Dover in 1988.


Herrmann received a B.S. in industrial engineering from Iowa State University in 1973 and an M.B.A. from the Harvard Business School in 1975. He was recently honored with the status of "Fellow" by the Institute of Industrial Engineers. He has supported the quality of education at Iowa State where he is currently Chair of the Engineering College Industrial Advisory Council. In 2000, he was elected as a Governor of the Iowa State University Foundation. Herrmann also serves as a board member and member of the Executive Committee of Goodwill Industries of Tulsa.

                                    - more -
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ABOUT MADE2MANAGE SYSTEMS INC.

Made2Manage Systems helps small and midsize manufacturers improve access to real-time information for their critical business decisions. The Made2Manage enterprise business system offers one complete integrated application solution for automating business processes from selling and design, finance and human resources, customer service and support, through scheduling and distribution. This end-to-end solution, which utilizes Microsoft-based technology, helps strengthen customer relationships, enhance collaboration throughout the supply chain and develop employees.

For the fifth consecutive year, Made2Manage Systems was named to MSI's "Top 100 Software Vendors" and for the fourth consecutive year to start magazine's "Hottest Companies." Also for the third time, the company was listed on Software Magazine's "Top 500." Visit the Made2Manage Web page at www.made2manage.com. Made2Manage can be reached via e-mail at info@made2manage.com or by calling
(800) 626-0220.

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